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                                                                   EXHIBIT 10.3


                              EMPLOYMENT AGREEMENT


         EMPLOYMENT AGREEMENT, dated and effective as of April 1, 1999, by and between PRECISION RESPONSE CORPORATION, a corporation organized and existing under the laws of the State of Florida (hereinafter referred to as "Employer"), and RICHARD N. FERRY, JR. (hereinafter referred to as "Employee").

                              W I T N E S S E T H:

         WHEREAS, Employer is a Florida corporation engaged in interactive customer service and marketing through the integration of its teleservicing, Internet, database management and marketing and fulfillment capabilities;

         WHEREAS, Employer desires to continue to employ Employee upon the terms and conditions set forth below and Employee desires to continue such employment upon such terms and conditions; and

         WHEREAS, Employer and Employee desire to set forth in writing the terms and conditions of their agreements and understandings with respect to Employee's employment by Employer.

         NOW, THEREFORE, the parties agree as follows:

         1.       EMPLOYMENT

                  Employer hereby employs Employee, and Employee hereby accepts employment by Employer, upon the terms and conditions set forth in this Employment Agreement.

         2.       TERM

                  Subject to the provisions for earlier termination set forth in Section 9 hereof, this Employment Agreement shall commence as of the date hereof and shall continue until 5:00, p.m., March 31, 2002 (the "Initial Employment Term"), with the Initial Employment Term to be automatically renewed and extended for consecutive additional one year periods unless, at least sixty
(60) days prior to the expiration of the Initial Employment Term or any one year renewal period thereof, either party hereto delivers to the other party hereto written notice of such party's termination of this Employment Agreement at the expiration of the Initial Employment Term or any one year renewal period thereof (as the case may be). The Initial Employment Term together with any or all one year renewal periods thereof are hereinafter collectively referred to as the "Employment Term".
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         3.       EMPLOYEE'S REPRESENTATIONS AND WARRANTIES

                  Employee represents and warrants to Employer that Employee is free to continue employment with Employer as contemplated herein and has no other written or oral obligations or commitments of any kind or nature which would in any way interfere with Employee's continuation of employment pursuant to the terms hereof or the full performance of Employee's obligations hereunder or the exercise of Employee's best efforts in Employee's employment hereunder or which would otherwise pose any conflict of interest.

         4.       DUTIES AND EXTENT OF SERVICES

                  A. Duties. Employee's duties and responsibilities hereunder shall be those reasonably assigned to him from time to time by Employer, consistent with the following: Employee shall, unless and until otherwise determined by Employer, serve as Employer's Executive Vice President-Business Development, and shall, subject to the direction of Employer's Chief Executive Officer, have overall responsibility to supervise and conduct Employer's day-to-day business development and client development matters and such other duties and responsibilities as Employer's Chief Executive Officer shall from time to time assign. In addition, unless and until otherwise determined by Employer, Employee shall serve as President of PRCNETCARE.COM, Inc., a Delaware corporation and wholly-owned subsidiary of Employer, and shall have with respect to such subsidiary such duties and responsibilities as are normally and customarily assigned to, and are consistent with acting as, the President of a company. Employee shall report directly to Employer's Chief Executive Officer. Employee shall devote substantially all of his work efforts to perform the duties and responsibilities properly assigned to Employee hereunder or pursuant hereto to the best of his abilities. However, Employee may devote a reasonable amount of his time to civic, community or charitable activities and, with the prior approval of the Chairman of the Board or Chief Executive Officer of Employer, to serve as a director of other corporations or in a similar capacity with other types of entities and as a member of committees of boards of directors of such other corporations or comparable governing bodies of such other entities and undertake other activities not expressly mentioned in this paragraph. Employee may invest his personal assets as he deems appropriate so long as such investments do not interfere with Employee's performance of the duties and responsibilities properly assigned to him pursuant to this Employment Agreement.

                  B. Rules and Regulations. Employee agrees to abide by the rules and regulations of Employer promulgated by Employer from



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time to time with respect and applicable to Employer's senior executives generally, provided that copies of such rules and regulations are provided to Employee. Such rules and regulations are all hereby incorporated by reference and made a part of this Employment Agreement.

                  C. Place of Service. Employee shall render his services initially in northern Miami-Dade County, Florida, and shall not be obligated to maintain his office in any place other than northern Miami-Dade County (i.e., not any further south in Miami-Dade County than the location of Employer's executive offices as of the date of this Employment Agreement), Broward County or Palm Beach County, Florida; provided, however, that Employee shall be obligated to travel as necessary to fulfill his duties and responsibilities.

         5.       COMPENSATION

                  A.     Base Compensation. Subject to the provisions of
Section 9 of this Employment Agreement, Employer shall pay salary to Employee ("Salary") at a rate of $300,000 per annum through the expiration of the Employment Term unless otherwise mutually agreed in writing by the parties hereto. Employer may decide, in its sole discretion, to increase (but not to decrease) the Salary at any time during the Employment Term. Salary shall be payable in accordance with Employer's normal payroll practices for its employees and shall be subject to payroll deductions and tax withholdings in accordance with Employer's usual practices and as required by law.

                  B. Bonus Compensation. Employee shall receive an annual bonus in an amount to be determined by the Compensation Committee of the Board of Directors of Employer in its sole and absolute discretion (the "Bonus Amount"). Subject to the provisions regarding payment upon termination or expiration of employment set forth in Section 9 hereof, each annual Bonus Amount shall be paid on or before March 31 of each year of the Employment Term. The Bonus Amount payable on or before each March 31 shall be based upon the operating results of Employer and Employee's performance during the calendar year (or the portion thereof in which Employee was employed hereunder) immediately preceding such March 31. Each Bonus Amount shall be subject to payroll deductions and tax withholdings in accordance with Employer's usual payroll practices and as required by law.

                  C. Stock Option Plans. On or before December 31 of each year (beginning December 31, 1999) during the Employment Term (or, with respect to the final year of this Employment Agreement,



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upon the effective date of termination of Employee's employment if such effective date is a date other than December 31) (each, an "Option Grant Date"), Employer through the Compensation Committee of Employer shall cause to be granted to Employee options to purchase that number of shares of Employer's voting common stock which is at least equal to five percent (5%) of the aggregate number of shares for which options for Employer's common stock were granted since the last Option Grant Date (or, with respect to the first Option Grant Date, since January 1, 1999) to Employer's employees and to Employer's non-employee directors under any stock option plans (including incentive stock option plans) of Employer, but excluding, in calculating the aggregate number of shares for which options were granted, any stock options awarded to Mark Gordon, David Epstein and/or Richard D. Mondre pursuant to a provision in their respective employment agreements with Employer substantially the same as this Subsection C. The terms (including price and vesting and/or exercise dates) of the options granted to Employee shall be as determined by the Committee but shall be comparable to the terms upon which options were generally granted to other employees of Employer during the applicable period, subject to any differences required under applicable tax laws with respect to incentive stock options granted to Employee. In all events, the options granted to Employee shall provide that Employee shall have at least ninety (90) days following termination of Employee's employment for any reason other than death and that Employee's personal representative or other legal representative shall have at least one (1) year following Employee's death to exercise any or all of the outstanding options granted to Employee to the extent they were exercisable on the date of such termination of employment or, if Employee's employment is terminated for reasons other than (i) Employee's death, Disability (as defined in Section 9.B.) or voluntary resignation (but not Constructive Termination, as defined in Section 9.B.) or (ii) for Cause (as defined in Section 9.B.), to exercise any or all of such outstanding options (which shall all then be deemed exercisable and fully vested, notwithstanding any stated vesting schedules) in full. Furthermore and notwithstanding anything to the contrary contained herein, all of the outstanding options of Employee shall be fully vested and immediately exercisable (a) no later than the date of the expiration of the Initial Employment Term or (b) upon a Change in Control (as defined in Section 9.F.).


         6.       FRINGE BENEFITS AND EXPENSES

                  A. Employee Benefits. Employee shall be entitled to such benefits and fringe benefits (such as individual and family health, dental, life and disability insurance and qualified and



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unqualified pension, profit sharing and deferred compensation plans) as are made available by Employer from time to time, in Employer's sole discretion, to Employer's senior executives generally.

                  B. Expenses. Employer shall reimburse Employee for Employee's reasonable out-of-pocket costs and expenses incurred in connection with the performance of Employee's duties and responsibilities hereunder, subject to Employee's presentation of appropriate documentation and, if requested, justification therefor.

                  C. Automobile. Employer shall provide to Employee an automobile allowance of $850.00 per month during the Employment Term in order to defray Employee's automobile expenses incurred in the performance of his duties, but shall not be obligated to provide Employee with an automobile.

                  D. Directors' and Officers' Liability Insurance. Employer will endeavor to maintain Employer's directors' and officers' liability insurance at least at the same level of coverage as in effect as of the date hereof.

         7.       VACATIONS        Employee shall be entitled to six weeks
vacation each full year of the Employment Term (prorated for any partial year), with full compensation, which, to the extent unused, may be carried over from year to year (provided, however, that Employee shall not be entitled to be compensated for any unused vacation days upon termination of employment). The periods during which Employee will be absent from work for vacation shall be at the reasonable discretion of Employer.

         8.       FACILITIES

                  Employer shall provide and maintain (or cause to be provided and maintained) such facilities, equipment, supplies and personnel as are reasonably necessary for Employee's performance of Employee's duties and responsibilities under this Employment Agreement.

         9.       TERMINATION OF EMPLOYMENT

                  A. Termination Events. Employee's employment under this Employment Agreement may be terminated by Employer only as follows: with or without Cause (as hereinafter defined), effective upon the delivery of written notice to Employee; upon Employee's death; or upon Employee becoming Disabled (as hereinafter defined) and receiving written notice of termination from Employer to that



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effect within ninety (90) days after being deemed Disabled. Employee may terminate Employee's employment under this Employment Agreement without being in breach hereunder by giving written notification of (i) Employee's resignation to Employer which shall specify a resignation date no earlier than ninety (90) days following the date of delivery of such notice of resignation or (ii) Constructive Termination (as hereinafter defined) of Employee's employment under this Employment Agreement (subject to the provisions of Section 9.B. hereof relating to Constructive Termination). Employee's employment under this Employment Agreement shall be terminated upon expiration of the Employment Term pursuant to Section 2 hereof.

                  B. Definitions of Cause, Disabled and Constructive Termination. For purposes of this Employment Agreement, "Cause" shall mean: (i) commission of a felony, or commission of acts of fraud, embezzlement or the like on or with respect to Employer; (ii) habitual drunkenness during business hours or at Employer's premises; (iii) use of illicit drugs during business hours or at Employer's premises; (iv) abandonment of employment duties (other than by reason of death or becoming Disabled); or (v) material breach by Employee of this Employment Agreement having a material adverse effect on Employer or its businesses, operations or financial condition, which breach, if curable, is not cured by Employee within thirty (30) days following Employee's receipt of written notice thereof (such notice shall specify in reasonable detail the nature of the material breach and the curative steps, if curable, required to be taken). Employee shall be deemed "Disabled" for purposes of this Employment Agreement (a) if Employee is unable, due to physical, mental or emotional illness or injury, to perform substantially all of Employee's duties and responsibilities for Employer for a continuous period of one hundred and twenty (120) days, or (b) if Employee is adjudicated as an incompetent or has a guardian appointed to handle Employee's affairs. If clause (a) above applies, Employee shall be deemed Disabled on the last day of the 120 day period. If clause (b) above applies, Employee shall be deemed Disabled on the date of adjudication as an incompetent or the appointment of the guardian, whichever occurs first. For purposes of this Employment Agreement, "Constructive Termination" shall mean: (x) Employer has delegated to another or others a material portion of Employee's duties or responsibilities provided for in
Section 4.A. hereof (and shall include, without limitation, removal of Employee from the office of Executive Vice President - Business Development of Employer even if Employee's day-to-day duties are to remain substantially the same), other than and excluding (1) for Cause and (2) any or all of Employee's duties and responsibilities related to PRCNETCARE.COM, Inc. (including, without limitation, removal of Employee from the



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office of President of PRCNETCARE.COM, Inc.), and Employer fails to confirm in writing, and implement, the reinstatement of such material portion of Employee's duties and responsibilities and/or office to Employee within thirty
(30) days after receipt by each of the Chairman of the Board and Chief Executive Officer of Employer of Employee's written notice of protest (as provided in the next sentence), (y) Employer attempts, without Employee's prior written consent, to relocate Employee's office outside the location specified in Section 4.C. hereof, or (z) the position of Chairman of the Board or Chief Executive Officer of Employer becomes vacant for any reason and either (1) the vacancy is filled by a person other than Mark J. Gordon, David Epstein, Employee or another person not an employee of Employer immediately prior to becoming the Chairman of the Board or Chief Executive Officer of Employer or
(2) the vacancy is not filled within sixty (60) days of the date of such vacancy. In the event of Constructive Termination of Employee's employment under this Employment Agreement, Employee may terminate Employee's employment, provided that he has given written notice of protest to each of the Chairman of the Board and Chief Executive Officer of Employer within thirty (30) days of the occurrence of the event causing the Constructive Termination setting forth the manner in which the Constructive Termination has occurred (and such Constructive Termination is not timely corrected, as provided in the case of a Constructive Termination under clause (x) of the preceding sentence).

                  C. Effect of Termination For Cause or Employee's Resignation. In the event that Employee's employment under this Employment Agreement is terminated by Employer with Cause, or because Employee resigns from Employee's employment, Employer shall pay to Employee, within thirty (30) days following the date of such termination or resignation, (i) the Salary, if any, accrued and unpaid through the date of such termination or resignation, and (ii) if the Bonus Amount of Employee for the prior year has been declared by Employer, but not yet paid to Employee, the Bonus Amount for such prior year, and shall pay and provide to Employee the amounts and items payable and to be provided under Section 6 through the date of such termination or resignation; and Employee shall not be entitled to any other compensation, remuneration or other sums provided for in this Employment Agreement or to which Employee might otherwise be entitled hereunder or at law or in equity.

                  D. Compensation Upon Death or Disability. Upon the death of Employee, or termination of employment because Employee is Disabled, Employer shall pay to Employee, Employee's legal guardian or the legal representative of Employee's estate (or heir as designated by the legal representative of Employee's estate at such



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time), within thirty (30) days following the date of Employee's death or termination, the Salary and Bonus Amount, if any, accrued and unpaid through the date of termination and shall pay and provide to Employee, Employee's legal guardian or the legal representative of Employee's estate the amounts and items payable and to be provided under Section 6 through the date of such termination; and Employee (or such legal guardian, legal representative or any heirs) shall not be entitled to any other compensation, remuneration or other sums provided for in this Employment Agreement or to which Employee might otherwise be entitled hereunder or at law or in equity (except with respect to benefits which become payable under any employee benefit plans of Employer as a result of Employee's death or disability). In the event that death or termination of employment as a result of Employee becoming Disabled occurs during a year and prior to any Bonus Amount of Employee being declared by Employer for such year, the Bonus Amount under this Subsection D. for such partial year of employment shall be prorated through the date of such death or termination based upon the prior year's Bonus Amount.

                  E. Compensation Upon Termination Without Cause or Constructive Termination or Expiration. In the event that Employer (or its successor) terminates Employee's employment under this Employment Agreement without Cause (other than in connection with or in contemplation of a Change in Control (as hereinafter defined) as provided in Subsection F. below), Employee terminates his employment as a result of the occurrence of a Constructive Termination to the extent and in the manner permitted hereunder or upon expiration of the Employment Term pursuant to the terms of Section 2, Employee's sole and exclusive compensation and remedy hereunder shall be to receive from Employer, and Employer shall pay to Employee, (i) the amount of Salary and Bonus Amount, if any, accrued and unpaid through the date of termination or expiration, and the amounts and items payable or to be provided under Section 6 through the date of termination or expiration, payable within thirty (30) days following the date of termination or expiration of employment, and (ii) (A) in the case of termination without Cause or Constructive Termination, an amount in cash equal to the sum of (1) the Salary that Employee would have received during the greater of (x) the one year period following the date of such termination of Employee's employment and (y) the remainder of the Initial Employment Term (if such termination occurs during the Initial Employment Term) and (2) $150,000 or (B) in the case of expiration of the Employment Term pursuant to Section 2 hereof as a result of Employer delivering to Employee a written notice of termination of this Employment Agreement, an amount in cash equal to the Salary for one (1) full year. Such cash amount payable under clauses (A) or (B) above shall be payable one-half (1/2) within thirty (30)



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days following the date of termination of employment or expiration and the balance (the other one-half (1/2)) payable in equal consecutive monthly installments over the period that Employee was entitled to be paid the Salary under clauses (A) or (B) above (as the case may be), with the first such installment payable sixty (60) days following the date of termination of employment or expiration and each subsequent installment payable on the same day of each successive month until payment is made in full. In the event that termination of employment without Cause, as a result of Constructive Termination or upon expiration of this Employment Agreement occurs during a year and prior to any Bonus Amount of Employee being declared by Employer for such year, the Bonus Amount under this Subsection E. for such partial year of employment shall be prorated through the date of such termination based upon the prior year's Bonus Amount. Notwithstanding anything to the contrary contained in this Subsection E., if termination of employment without Cause, as a result of Constructive Termination or upon expiration of this Employment Agreement occurs before a Change in Control and this Subsection E. is followed by the parties, but within one hundred eighty (180) days thereafter with respect to termination of employment without Cause or as a result of Constructive Termination or within one hundred twenty (120) days thereafter with respect to expiration of this Employment Agreement a Change in Control occurs, then Subsection F. shall supersede this Subsection E. and the balance of the unpaid amounts of the severance and other payments required under Subsection F. shall be immediately (but in all events within thirty (30) days after such Change in Control) paid by Employer (or its successor) to Employee.

                  F. Compensation Upon a Change in Control. Notwithstanding the provisions of Subsection E. above, in the event that (i) Employer (or its successor) terminates Employee's employment under this Employment Agreement without Cause within one hundred eighty (180) days before or after a Change in Control (as hereinafter defined), (ii) Employee terminates his employment to the extent and in the manner permitted under this Employment Agreement as a result of the occurrence of a Constructive Termination within one hundred eighty (180) days before or after a Change in Control or (iii) Employer (or its successor)(but not Employee) delivers to Employee a written notice of termination pursuant to Section 2 terminating this Employment Agreement at the expiration of the Employment Term and such expiration occurs within one hundred and twenty (120) days before or one hundred eighty (180) days after a Change in Control, Employee's sole and exclusive compensation and remedy hereunder shall be to receive from Employer (or its successor), and Employer (or its successor) shall pay to Employee within thirty (30) days following the date of termination of employment or expiration, (a) the amount of Salary and Bonus



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Amount, if any, accrued and unpaid through the date of termination of employment or expiration, and the amounts and items payable or to be provided under Section 6 through the date of termination of employment or expiration, and (b) a lump sum severance payment in cash equal to 2.99 times an amount equal to the average of the sum of the annual Salary and Bonus Amount paid to Employee each year during the Employment Term. For purposes of this Subsection F., (1) a "Change in Control" means that (x) neither Mark Gordon (for these purposes, counting all common stock directly or indirectly beneficially owned by Mark Gordon's Affiliates) nor David Epstein (for these purposes, counting all common stock directly or indirectly beneficially owned by David Epstein's Affiliates) beneficially owns at least 10% of the issued and outstanding common stock of Employer (or its successor); (y) neither Mark Gordon (for these purposes, counting all common stock directly or indirectly beneficially owned by Mark Gordon's Affiliates) nor David Epstein (for these purposes, counting all common stock directly or indirectly beneficially owned by David Epstein's Affiliates) is the stockholder of Employer (or its successor) beneficially owning the highest number of issued and outstanding shares of common stock of Employer (or its successor); or (z) Mark Gordon and/or David Epstein do not occupy the positions of Chairman of the Board and Chief Executive Officer of Employer (or its successor); (2) "Affiliate" means, with respect to Mark Gordon or David Epstein, an immediate family member of his, a trust principally for his benefit and/or the benefit of his family members and/or lineal descendants, or a family limited partnership or any other entity the direct or indirect beneficial or pecuniary owners of which are principally him, his immediate family members and/or trusts or other entities principally for the benefit of him, his family members and/or lineal descendants; and (3) "Immediate family members" mean, with respect to Mark Gordon or David Epstein, his spouse, children, parents, siblings or other lineal descendants. For purposes of clause
(a) of this Subsection F., any Bonus Amount for a partial year of employment shall be prorated through the date of such termination or expiration(based upon the prior year's Bonus Amount, if any) and for purposes of clause (a) or clause
(b) of this Subsection F., if Employee has not previously earned a Bonus Amount under this Employment Agreement, the Bonus Amount shall be deemed to be $225,000. Nothing in this Subsection F. shall be deemed to limit Employee's rights as provided under Subsection E. with respect to a termination without Cause or Constructive Termination occurring more than 180 days before or more than 180 days after a Change in Control or an expiration of this Employment Agreement occurring more than 120 days before or more than 180 days after a Change in Control.



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                  G.     Key-Man Insurance. In the event that Employer has
obtained or obtains a key-man insurance policy (the "Policy") on the life of Employee, Employer shall be the sole owner thereof and all proceeds payable in respect thereof shall be the property solely of Employer. In the event that Employee's employment terminates for any reason other than Employee's death, Employee may request that the Policy be assigned to Employee by giving written notice to Employer to that effect. Subject to obtaining any requisite consent from the insurer, Employer shall, if Employee has so requested, assign the Policy to Employee subject to Employee's reimbursement to Employer of any premiums paid by Employer which relate to any period following the date of termination of Employee's employment, and the cash value, if any, of the Policy. In the event that Employer desires to obtain any such Policy, Employee shall fully cooperate in Employer's efforts, including submitting to medical examinations and tests and executing and delivering applications and information statements.

         10.      NON-DISCLOSURE OF CONFIDENTIAL INFORMATION

                  A. Confidential Information. Employee acknowledges that Employee has been informed by Employer of Employer's policy to maintain as secret and confidential all information and materials relating to (i) the financial condition, operations, business and interests of Employer, (ii) the systems, know-how, records, products, services, cost information, inventions, computer and Internet software, marketing and sales techniques and/or programs, methods, methodologies, manuals, lists and other trade secrets from time to time acquired, sold, developed, maintained and/or used by Employer, and (iii) the nature and terms of Employer's relationships with its clients, suppliers, lenders, underwriters, vendors, consultants, independent contractors, attorneys, accountants and employees (all such information and materials being hereinafter collectively referred to as "Confidential Information"). Employee further acknowledges that such Confidential Information is of great value to Employer and has been developed by Employer as a result of substantial effort and expense. Therefore, Employee understands that it is reasonably necessary to protect Employer's good will, trade secrets and business interests that Employee agree and, accordingly, Employee does hereby agree, that Employee will not directly or indirectly (except where authorized by the Board of Directors, Chairman of the Board or Chief Executive Officer of Employer for the benefit of Employer and/or as required in the course of employment) at any time hereafter divulge or disclose for any purpose to any persons, firms, corporations or other entities (hereinafter referred to collectively as "Third Parties"), or use or cause or authorize any



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Third Parties to use, any such Confidential Information, except as otherwise required by law.

                  B. Employer's Materials. In accordance with the foregoing, Employee furthermore agrees that (i) Employee will at no time retain or remove from the premises of Employer any products, prototypes, drawings, notebooks, computer or Internet software or discs, tapes or similar containers of software, manuals, data, books, records, materials or documents of any kind or description of Employer or related to its business for any purpose unconnected with the performance of Employee's duties with Employer and (ii) upon the cessation or termination of Employee's employment with Employer for any reason, Employee shall forthwith deliver or cause to be delivered up to Employer any and all drawings, notebooks, software programs or discs, tapes or similar containers of software, manuals, data, books, records, materials and other documents and materials in Employee's possession or under Employee's control relating to any Confidential Information or any other material or thing which is the property of Employer.

         11.      COVENANT-NOT-TO-COMPETE

                  In view of (a) the Confidential Information to be obtained by or disclosed to Employee, and (b) the consideration payable to Employee under this Employment Agreement, and as a material inducement to Employer to enter into this Employment Agreement, Employee covenants and agrees that, (i) for as long as Employee is employed by Employer and for a period of 24 months after the date Employee ceases for any reason to be employed by Employer, Employee shall not, directly or indirectly, (A) sell any products or services sold or offered by Employer to any person or entity who is or was a client of Employer and for or to whom Employer is performing services or selling products or for or to whom Employer has performed services or sold products at any time during the one-year period ending on Employee's termination of employment or (B) solicit the services of, or hire, directly or indirectly, whether on Employee's own behalf or on behalf of others, any managerial or executive employee, account manager or other sales or marketing employee, programmer, information services employee (including, without limitation, network or other information services or Internet operation employee) or database management or marketing employee of Employer who was or is employed by Employer at any time during the two-year period ending on the date of termination of Employee's employment, and
(ii) for as long as Employee is employed by Employer and thereafter for the Severance Period (as hereinafter defined), Employee shall not, directly or indirectly, engage in any venture, enterprise, activity or business, passively or actively, as an owner, consultant,



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adviser, participant, employee, agent or in any other capacity, competitive with the business of Employer anywhere within the continental United States; provided, however, that nothing in this Section 11 shall prohibit Employee from owning as a passive investor beneficially and/or of record less than 5% of the outstanding equity securities of any entity whose equity securities are registered under the Securities Exchange Act of 1934, as amended, or are listed for trading on any United States or foreign stock exchange. Employee acknowledges that the business of Employer is national in scope, that one can effectively compete with such business from anywhere in the continental United States, and that, therefore, such geographical area of restriction is reasonable in the circumstances to protect Employer's trade secrets and other legitimate business interests. For purposes of this Section 11, the "Severance Period" shall mean: (x) in the case of a termination of Employee's employment as a result of Employee becoming Disabled or a termination of Employee's employment with Cause or as a result of the resignation of employment by Employee or in the case of the expiration of the Employment Term resulting from the election of Employee or Employer not to renew, a period of 12 months after the termination date of Employee's employment with Employer; and (y) in the case of termination of Employee's employment without Cause or as a result of the occurrence of a Constructive Termination, the greater of (1) a period of 12 months after the termination date of Employee's employment with Employer or (2) the remainder of the Initial Employment Term (if such termination occurs during the Initial Employment Term).

         12.      EMPLOYER'S REMEDIES FOR BREACH OF SECTIONS 10 AND 11

                  Employee covenants and agrees that if Employee shall violate or breach any of Employee's covenants or agreements provided for in Section 10 or 11 hereof, Employer shall be entitled to an accounting and repayment of all profits, compensation, commissions, remunerations and benefits which Employee directly or indirectly has realized and realizes as a result of, growing out of or in connection with any such violation or breach. In addition, in the event of a breach or violation or threatened or imminent breach or violation of any provisions of Section 10 or 11 hereof, Employer shall be entitled to a temporary and permanent injunction or any other appropriate decree of specific performance or equitable relief from a court of competent jurisdiction in order to prevent, prohibit or restrain any such breach or violation or threatened or imminent breach or violation by Employee. Employer shall be entitled to such injunctive or other equitable relief in addition to any ascertainable damages which are suffered, together with reasonable attorneys' and paralegals' fees and costs and other costs incurred in connection with any such litigation, both before



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

and at trial and at all tribunal levels. It is understood that resort by Employer to such injunctive or other equitable relief shall not be deemed to waive or to limit in any respect any other rights or remedies which Employer may have with respect to such breach or violation.

         13.      REASONABLENESS OF RESTRICTIONS

                  A. Reasonableness. Employee acknowledges that any breach or violation of Section 10 or 11 hereof will cause irreparable injury and damage and incalculable harm to Employer and that it would be very difficult or impossible to measure all of the damages resulting from any such breach or violation. Employee further acknowledges that Employee has carefully read and considered the provisions of Sections 10, 11 and 12 hereof and, having done so, agrees that the restrictions and remedies set forth in such Sections (including, but not limited to, the time period, geographical and types of restrictions imposed) are fair and reasonable and are reasonably required for the protection of the business, trade secrets, interests and good will of Employer.

                  B. Severability. Employee understands and intends that each provision and restriction agreed to by Employee in Sections 10, 11 and 12 hereof shall be construed as separate and divisible from every other provision and restriction. In the event that any one of the provisions of, or restrictions in, Sections 10, 11 and/or 12 hereof shall be held to be invalid or unenforceable, and is not reformed by a court of competent jurisdiction (which a court, in lieu of striking a provision entirely, is urged by the parties to do), the remaining provisions thereof and restrictions therein shall nevertheless continue to be valid and enforceable as though the invalid or unenforceable provisions or restrictions had not been included. In the event that any such provision relating to time period, geographical and/or type of restriction shall be declared by a court of competent jurisdiction to exceed the maximum or permissible time period, geographical or type of restriction such court deems reasonable and enforceable, said time period, geographical and/or type of restriction shall be deemed to become and shall thereafter be the maximum time period or geographical area and/or type of restriction which such court deems reasonable and enforceable.

                  C. Survivability. The restrictions, acknowledgments, covenants and agreements of Employee set forth in Sections 10, 11, 12 and 13 of this Employment Agreement shall survive any termination of this Employment Agreement or of Employee's employment (for any reason, including expiration of the Employment Term).

                  D. Definition of Employer. For purposes of Sections 10, 11, 12 and 13 of this Employment Agreement, the term "Employer" includes the Employer and any parent corporation of Employer and all subsidiaries of Employer and its parent corporation (if any).

         14.      LAW APPLICABLE

                  This Employment Agreement shall be governed by and construed pursuant to the laws of the State of Florida.

         15.      NOTICES

                  Any notices required or permitted to be given pursuant to this Employment Agreement shall be sufficient if in writing, and delivered personally, by commercial courier service or sent by certified mail, return receipt requested, and sent to Employer's executive offices, to the attention of the Chief Executive Officer, if mailed to Employer, and to Employee's then current residence, if mailed to Employee, and shall be effective only upon actual receipt by the party to whom it is given.

         16.      SUCCESSION

                  This Employment Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective legal representatives, heirs, assignees and/or successors in interest of any kind whatever; provided, however, that Employee acknowledges and agrees that Employee cannot assign or delegate any of Employee's rights, duties, responsibilities or obligations hereunder to any other person or entity. Employer shall have the right to assign its rights and delegate its duties under this Employment Agreement, provided that, in the event of any such assignment other than in connection with a merger, consolidation or similar reorganization or the sale of all or substantially all of the assets of Employer (or its successor), Employer shall remain liable for all of its obligations hereunder.

         17.      ENTIRE AGREEMENT

                  This Employment Agreement, together with the Registration Rights Agreement attached hereto as Exhibit "A", constitute the entire final agreement between the parties with respect to, and supersedes any and all prior and contemporaneous agreements between the parties hereto both oral and written (including, without limitations, that certain employment agreement dated as of May 15, 1996 between the parties, as amended by that certain Amendment to Employment Agreement dated November 10, 1997 between the parties) concerning, the subject matter hereof and may not be amended, modified or terminated except by a writing signed by the parties hereto.

         18.      SEVERABILITY

                  If any provision of this Employment Agreement shall be held to be invalid or unenforceable, and is not reformed by a court of competent jurisdiction, such invalidity or unenforceability shall attach only to such provision and shall not in any way affect or render invalid or unenforceable any other provision of this Employment Agreement, and this Employment Agreement shall be carried out as if such invalid or unenforceable provision were not herein contained.

         19.      NO WAIVER

                  A waiver of any breach or violation of any term, provision or covenant herein contained shall not be deemed a continuing waiver or a waiver of any future or past breach or violation. No oral waiver shall be binding.

         20.      ATTORNEYS' FEES

                  In the event that either of the parties to this Employment Agreement institutes suit against the other party to this Employment Agreement to enforce or declare any of their respective rights hereunder, the prevailing party in such action shall be entitled to recover from the other party all reasonable costs thereof, including reasonable attorneys' and paralegals' fees and costs incurred before and at trial and at all tribunal levels, and whether or not suit or any other proceeding is instituted.

         21.      COUNTERPARTS

                  This Employment Agreement may be executed in counterparts, each of which shall be an original, but both of which together shall constitute one and the same instrument.

         22.      INDEPENDENT COUNSEL

                  THE PARTIES HEREBY ACKNOWLEDGE THAT EACH OF THEM HAS HAD THE OPPORTUNITY TO RETAIN AND TO BE REPRESENTED BY INDEPENDENT LEGAL COUNSEL WITH RESPECT TO, AND IN CONNECTION WITH ALL STAGES OF THE NEGOTIATION, PREPARATION AND EXECUTION OF, THIS EMPLOYMENT AGREEMENT.



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

         IN WITNESS WHEREOF, the undersigned have hereunto set their hands on the day and year first above written.


                                       EMPLOYER:

                                       PRECISION RESPONSE CORPORATION, a
                                       Florida corporation



                                       By: /s/ David L. Epstein
                                           ------------------------------------
                                               David L. Epstein
                                               Chief Executive Officer


                                       EMPLOYEE:



                                       /s/ Richard N. Ferry, Jr.
                                       ----------------------------------------
                                       RICHARD N. FERRY, JR.



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